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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Check the appropriate box:
[ ]    Preliminary Proxy Statement
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       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
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[ ]    Soliciting Material Pursuant to Rule 14a-12


                             THE ROUSE COMPANY
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              (Name of Registrant as Specified in its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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The following is a memorandum regarding treatment of stock options and restricted stock in the Rouse merger that was distributed on November 4, 2004.


                             [Rouse Letterhead]

To:       Holders of Rouse Stock Options and Restricted Stock

From:     Gordon H. Glenn

Date:     November 4, 2004

Re: Treatment of Stock Options and Restricted Stock in the Rouse/General Growth Merger

         THIS DOCUMENT IS PART OF A PROSPECTUS COVERING SECURITIES
  THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

We have received several questions regarding the treatment of Rouse stock options and restricted stock in the General Growth merger. In response to these questions, we have prepared the questions and answers set out below. If you have additional questions after reading them, please contact Jeff Palkovitz at (410) 992-6161.

                                   * * *

Q:   How will the General Growth merger affect my Rouse stock options?

A: Between now and the closing of the merger, your Rouse stock options will remain subject to their current terms and conditions, including the current vesting schedule and the current expiration date. During this period, you may continue to exercise your vested options if you wish. If you choose to exercise any of your vested options before the closing of the merger, you should contact Jeff Palkovitz.

     At the closing of the merger, all of your Rouse stock options--both vested and unvested--will be cashed out. This means that, at the closing of the merger, you will become entitled to receive a cash payment equal to the "spread" of all of your options, meaning the excess of the merger consideration ($67.50 minus the amount of the extraordinary dividend) over the exercise price of your options. As you may know, we recently announced that the amount of the extraordinary dividend is estimated to be approximately $2.30 per share. We expect to pay the extraordinary dividend before the closing of the merger. This dividend will be paid only to Rouse shareholders, and not to Rouse option holders.

     To compensate option holders for the extraordinary dividend, all outstanding options will be adjusted to reduce the per share exercise price by the amount of the extraordinary dividend. This reduction applies only to the extraordinary dividend and not to any regular dividends that are paid prior to the closing of the merger.

          Example:
          -------

          Assume that you currently hold options to purchase 2,000 shares of Rouse common stock at $30 per share and options to purchase 3,000 shares of Rouse common stock at $50 per share. Assume further that the amount of the extraordinary dividend is $2.30 per share. Because of the extraordinary dividend of $2.30 per share, the per-share merger consideration would be reduced to $65.20, the per-share exercise price of the 2,000-share option would be reduced to $27.70, and the per-share exercise price of the 3,000-share option would be reduced to $47.70. Accordingly, the gross amount of the cash payment to you would be $127,500, calculated as follows:

               o    2,000 times $37.50 ($65.20 minus $27.70) equals
                    $75,000.

               o    3,000 times $17.50 ($65.20 minus $47.70) equals
                    $52,500.

          This gross amount is the same as you would have received if we did not pay the extraordinary dividend.

     Because all outstanding Rouse options have an exercise price lower than the merger consideration, all Rouse options will be entitled to a cash payment. The cash payment will be paid to you as soon as practicable after the closing of the merger and will be net of any required tax withholdings. If we have direct deposit instructions for you, you will receive this payment by direct deposit; otherwise, you will receive the payment by check. You do not need to take any action to receive this cash payment.

     We will reduce any payments that you receive with respect to your options (whether incentive stock options or nonqualified stock options) by applicable withholding taxes. We will withhold federal income taxes at a rate of 25% and federal health insurance taxes at a rate of 1.45%. We will also withhold other FICA taxes and state income taxes if required to do so.

Q: I hold shares that I received upon exercise of incentive stock options. How will the General Growth merger affect these shares?

A: If you have held these shares for less than one year from the date of exercise, then the cancellation of the shares in the merger will be a disqualifying disposition of the shares, and, as a result, we will report a portion of the merger proceeds from these shares--the value of the spread at the time of exercise--as ordinary income to you on a Form W-2. The remaining portion of the proceeds should be eligible for capital gains treatment. However, you will not be required to pay withholding taxes with respect to the portion of the merger proceeds that is ordinary income or capital gains. If you have held these shares for at least one year from the date of exercise and two years from the date of grant, the cancellation will not be a disqualifying disposition and all of the merger proceeds from these shares should be eligible for capital gains treatment. You should consult with your own tax advisors to see whether any other or additional rules apply to you.

Q:   How will the General Growth merger affect my Rouse restricted stock?

A: As with Rouse stock options, between now and the closing of the merger, your Rouse restricted stock will remain subject to its current terms and conditions, including the current vesting schedule.

     At the effective time of the merger, your restricted stock will be cashed out and paid to you on an unrestricted basis. For each share of restricted stock you hold, you will receive the per-share merger consideration less any required tax withholdings.

     Because restricted shares remain legended through the vesting date, they cannot be converted to book-entry shares during the restriction period. Thus, you will need to fill out a letter of transmittal with respect to these shares. However, we intend to work with the paying agent with the goal of allowing the paying agent to accept legended shares for payment of the merger consideration. We will provide you with more detail as to the process of submitting your restricted shares for payment as the closing date approaches.

Q: I currently hold share certificates evidencing unrestricted shares of Rouse common stock. Should I convert these share certificates to book-entry form?

A: It is likely that shareholders whose shares are held in book-entry form will receive the merger consideration more quickly than shareholders who hold share certificates. This is so because the Depository Trust Corporation will submit all the shares it holds in book-entry form for payment on the day the merger closes and payment will be received shortly thereafter. In addition, if your shares are held in book-entry form, you will not need to complete a letter of transmittal for them. Accordingly, to the extent that you hold unrestricted shares that are certificated, it may be advisable for you to open a brokerage account and have your broker convert the shares into book-entry form.

                   CAUTIONARY FORWARD LOOKING STATEMENTS

This document includes forward-looking statements, which reflect the Company's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical or anticipated results. The words "will," "plan," "believe," "expect," "anticipate," "should," "target," "intend," and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Rouse Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of certain factors that could cause actual results to differ materially from historical or anticipated results, including real estate investment risks, development risks and changes in the economic climate, see Exhibit 99.1 of The Rouse Company's Form 10-Q for the quarter ended June 30, 2004.


                           ADDITIONAL INFORMATION

On October 9, 2004, Rouse began the process of mailing its definitive proxy statement, together with a proxy card. Stockholders of the Company are advised to read Rouse's proxy statement, and any other relevant documents filed with the SEC, because they contain important information regarding the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER.

Investors and security holders may also obtain a free copy of the proxy statement and other documents filed by the Company with the SEC at the SEC's website at http://www.sec.gov. Copies of the Company's proxy statement and other SEC filings are also available on the Company website at http://www.therousecompany.com under "Investor Relations." Copies of the proxy statement and the Company's other filings with the SEC may also be obtained from the Company free of charge by directing a request to The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044,
Attention: Investor Relations. Investors should read the definitive proxy statement carefully before making any voting decisions.

Information regarding Rouse's directors and executive officers who were in office at the time of the 2004 annual meeting of stockholders is available as to those directors and executive officers in the Company's proxy statement for that meeting which was filed with the SEC on April 2, 2004. In addition to those directors and executive officers, a director appointed since the 2004 annual meeting, other members of Rouse management and the Company's employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Additional information regarding the interests of such potential participants is included in the proxy statement and the other relevant documents filed with the SEC.